EXHIBIT 23.1




[LOGO]         MICHAELSON & CO., P.A.
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                                    Certified Public Accountants and Consultants







                             ACCOUNTANTS'S CONSENT



The financial statements for the year ended December 31, 2000 included in Form 10KSB have been audited by Michaelson & Co., P.A. independent auditors, as stated in their reports appearing herein and elsewhere in the filing (which reports express an unqualified opinion and includes an explanatory paragraph referring to going concern issues), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting auditing.




April 4, 2001                                        MICHAELSON & CO., P.A.